SUPPLEMENT AND AMENDMENT TO WARRANT AGREEMENT

This Supplement and Amendment to the Warrant Agreement dated as of             , 2009 (the “Amendment”), is executed by Triplecrown Acquisition Corp., a Delaware corporation (the “Company”), Cullen Agricultural Holding Corp. (“CAH”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and Warrant Agent are parties to that certain Warrant Agreement dated as of October 22, 2007 (the “Warrant Agreement”);

WHEREAS, the Company and CAH are parties to that certain Agreement and Plan of Reorganization (“Merger Agreement”), dated as of September __, 2009, among the Company, CAH, CAT Merger Sub, Inc., Cullen Agricultural Technologies Inc. and Cullen Inc. Holdings Ltd.;

WHEREAS, as a result of the consummation of the transactions contemplated by the Merger Agreement, the Company’s outstanding warrants will automatically become warrants of CAH pursuant to their terms; and

WHEREAS, the parties desire to supplement and amend the Warrant Agreement upon the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

2. Amendment to Warrant Agreement.

(a) Section 3.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at a Warrant Price of $12.00, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than 10 business days; provided, however, that any such reduction shall be identical in percentage terms among all of the Warrants.”

(b) Section 3.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination (“Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) October 21, 2013 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to registered holders of the Warrants of such extension of not less than 20 days.”

(c) Section 6.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“6.1 Redemption.  Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and so long as an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants is current and available throughout the “30-day redemption period” (defined below) and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $17.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given.”

3. Amendment. All references in the Warrant Agreement (and in the other agreements, documents and instruments entered into in connection therewith) to the “Warrant Agreement” shall be deemed for all purposes to refer to the Warrant Agreement, as amended by this Amendment.

4. Remaining Provisions of Warrant Agreement. Except as expressly provided herein, the provisions of the Warrant Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

6. Headings. The headings to this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law of any jurisdiction.

8. Effective Time. This Amendment shall be effective immediately prior to the consummation of the transactions contemplated by the Merger Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the authorized officers of each of the undersigned as of the date first above written.

TRIPLECROWN ACQUISITION CORP.

By:
Name:
Title:

CULLEN AGRICULTURAL HOLDING CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: